Exhibit 99.1
EDDIE BAUER REPORTS FOURTH QUARTER
AND FISCAL 2006 RESULTS
REDMOND, WA, March 14, 2007 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the fourth quarter and fiscal year 2006.
FOURTH QUARTER RESULTS
For the fourth quarter ended December 30, 2006, total revenues were $381.9 million, compared to $376.4 million in the fourth quarter of 2005. Total revenues for the fourth quarter of 2006 included net merchandise sales of $365.2 million, shipping revenues of $10.0 million, licensing royalty revenues of $4.7 million and royalty revenues from foreign joint ventures of $2.0 million. In the fourth quarter of 2005, total revenues included net merchandise sales of $360.7 million, shipping revenues of $9.6 million, licensing royalty revenues of $4.3 million, royalty revenues from foreign joint ventures of $1.7 million, and other revenues of $0.1 million.
Net merchandise sales for the fourth quarter of 2006 included $270.9 million of sales from the Company’s retail and outlet stores and $94.3 million of sales from its direct channel, which includes sales from its catalogs and websites. This compares to $266.6 million of sales from the Company’s retail and outlet stores and $94.1 million of sales from its direct channel in the same period last year. Comparable store sales for the fourth quarter of 2006 increased by 4.6%. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year.
Gross margin for the fourth quarter of 2006 totalled $164.4 million, representing an increase of $2.6 million from $161.8 million for the fourth quarter of 2005. Gross margin percentage for the fourth quarter of 2006 increased to 45.0%, compared to 44.8% for the year-ago period, reflecting lower levels of markdowns in 2006 compared to 2005 partially offset by costs related to the Company’s loyalty program launched in the second half of 2006.
The Company reported net income for the fourth quarter of 2006 of $63.2 million, or $2.11 per diluted share, compared to a net loss of $12.8 million, or $0.43 per diluted share, in the fourth quarter of 2005. The net loss of $12.8 million in the fourth quarter of 2005 included a $1.2 million loss from discontinued operations, or $0.04 per diluted share.
Income tax expense/(benefit) for the fourth quarter of fiscal 2006 was a benefit of $18.7 million compared to expense of $20.4 million in the fourth quarter of fiscal 2005.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the fourth quarter of 2006 was $66.0 million, compared to $68.1 million for the year-ago fourth quarter, after excluding the $40.0 million trademark impairment charge recognized during the fourth quarter of 2005. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how it measures operating performance. See Unaudited Supplemental Financial Information for a reconciliation of EBITDA to its most comparable GAAP measure income (loss) from continuing operations before reorganization items and income tax expense. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $2.1 million in the fourth quarter of 2006, compared to stock-based compensation expense of $3.6 million in the fourth quarter of 2005. The Company also incurred approximately $1.9 million in professional fees in the fourth quarter of fiscal 2006 associated with the exploration of strategic alternatives and the Company’s proposed sale.

“Results for the fourth quarter reflect a solid response from customers to our refocused merchandise assortment, which led to positive comparable stores sales and reduced markdowns,” said Howard Gross, Interim Chief Executive Officer of Eddie Bauer. We were particularly pleased with the performance of down outerwear and gift items. Our objective going forward is to build on this momentum by continuing to refine our merchandising strategies while remaining clearly focused on the needs and preferences of our core customers. We are encouraged that fiscal 2007 has gotten off to a strong start with comparable store sales for the quarter-to-date period through March 10th up 9.5% and sales in our direct channel up 12.9%.”
The Company noted that sales increases of the magnitude achieved to date in the 2007 first quarter are not necessarily indicative of future sales increases. The Company further noted that earnings for the first fiscal quarter of 2007 will be negatively impacted by a $5 million charge related to expense reimbursement it was required to pay as a result of the previously announced termination of its merger agreement with an affiliate of Sun Capital Partners and Golden Gate Capital, as well as professional fees related to the proposed sale, and a charge of approximately $5 million associated with the resignation of the Company’s former Chief Executive Officer. The Company has previously stated that it expects it would take approximately 12 to 18 months before EBITDA results would begin to significantly improve in the event of a successful turnaround.
The Company is moving forward with its turnaround strategy and is focused on taking the steps necessary to position itself for success as an independent company, including strengthening its management team. The Company recently engaged Spencer Stuart, one of the world’s leading executive recruitment firms, to lead its search for a permanent CEO, and the Company is actively recruiting for other currently vacant senior and middle management positions.
In addition, the Company is in active discussions to refinance its existing $275 million term loan. Previously, the Company had disclosed that it expected that it would not meet certain loan covenants in fiscal 2007 and would be required to refinance its existing debt. The Company is currently working with its financial advisors and potential lenders on a refinancing package that would include a new term loan and junior capital, and expects to complete the transaction in early April 2007. The Company noted that it expects that the refinancing will not be completed by the time its financial statements for 2006 must be filed with the Securities and Exchange Commission, and, as a result, it expects the Report of Independent Registered Public Accounting Firm may include an explanatory paragraph in respect of the Company’s ability to continue as a going concern. The Company’s Form 10-K is required to be filed by March 30, 2007.
FISCAL 2006 RESULTS
For the fiscal year ended December 30, 2006, total revenues were $1,013.4 million, compared to $1,059.4 million in the same period last year. Total revenues for 2006 included net merchandise sales of $956.7 million, shipping revenues of $34.0 million, licensing royalty revenues of $15.7 million, royalty revenues from foreign joint ventures of $6.6 million, and other revenues of $0.4 million. In fiscal year 2005, total revenues included net merchandise sales of $1,001.5 million, shipping revenues of $35.7 million, licensing royalty revenues of $15.3 million, royalty revenues from foreign joint ventures of $6.1 million, and other revenues of $0.8 million.
Net merchandise sales for 2006 included $700.1 million of sales from the Company’s retail and outlet stores and $256.5 million of sales from its direct channel. This compares to $733.2 million of sales from the Company’s retail and outlet stores and $268.1 million of sales from its direct channel in 2005. Comparable store sales for fiscal year 2006 declined 2.0%.
Gross margin for fiscal 2006 was $353.5 million, representing a decrease of $51.1 million from the gross margin for the same period last year. Gross margin percentage for the year declined to 37.0%, compared to a gross margin percentage of 40.4% for 2005. The principal factors impacting the decline in gross margin percentage for 2006 were higher occupancy costs, lower net merchandise sales in which to absorb the company’s fixed store related costs, higher markdowns in the first three quarters of the year, and costs associated with the launch of the Company’s customer loyalty program in the second half of 2006.

The Company’s net loss for the year was $212.0 million, or a loss of $7.06 per diluted share, compared to net income of $38.1 million in 2005. No earnings per share data is available for fiscal 2005 as the Company didn’t have shares outstanding until its emergence from bankruptcy in June of 2005. The 2006 net loss includes a previously announced goodwill impairment charge of $117.6 million recorded in the 2006 third quarter and increased tax expense in the second and third quarters of 2006 of $23.5 million and $52.7 million, respectively, to increase the tax valuation allowance related to the Company’s net operating losses. The net income of $38.1 million for 2005 included a $4.1 million loss from discontinued operations, as well as a second quarter 2005 pre-tax gain of $107.6 million related to the Company’s emergence from bankruptcy and its required adoption of fresh start accounting.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for 2006 was $53.3 million, adjusted for the $117.6 million goodwill impairment charge, compared to $107.7 million for 2005 when excluding the Company’s $13.7 million of reorganization expenses and $107.6 million gain recorded upon its emergence from bankruptcy and the above-mentioned $40.0 million trademark impairment charge. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $10.2 million in 2006, compared to stock-based compensation expense of $3.6 million in 2005. During fiscal 2006, the Company incurred approximately $3.3 million in professional fees associated with the exploration of strategic alternatives and the Company’s proposed sale.
As of December 30, 2006, the Company operated 394 retail and outlet stores in total, consisting of 279 retail stores and 115 outlet stores. The Company opened five retail stores and one outlet store during the fourth quarter and closed one retail store.
CONFERENCE CALL
The Company plans to host a conference call with analysts and investors to discuss its fourth quarter and fiscal 2006 results after its 10-K has been filed. Once a date and time for the call has been scheduled, the Company will issue a press release with dial-in and webcast information, and it will post the details on the Company’s website, www.eddiebauer.com, in the investor relations section.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 394 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process;

the diversion of management’s attention from operations while establishing post-emergence infrastructure and evaluating strategic alternatives; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; the possibility that we will breach the covenants in our debt agreements and may not be able to obtain a waiver of any such breach or refinance our debt on favorable terms, or at all; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
—Tables Follow—
Contacts:
Investors:
Wendi Kopsick/Jim Fingeroth
Kekst and Company
212-521-4800
Media:
Lisa Erickson
Eddie Bauer
425-755-6159

Consolidated Balance Sheets
Unaudited ($ in thousands)

	Successor	Successor
	As of	As of
	December 30,	December 31,
	2006	2005
Cash and cash equivalents	$53,174	$74,186
Restricted cash	—	825
Accounts receivable, less allowances for doubtful accounts of $1,274 and $982, respectively	29,774	32,737
Current assets of discontinued operations	—	498
Inventories	153,778	142,302
Prepaid expenses	23,572	22,562
Current receivables from securitization interests	—	62,907
Financing receivables	45,978	—
Deferred tax assets — current	2,345	2,745

Total Current Assets	308,621	338,762
Property and equipment, net	177,344	182,608
Goodwill	114,765	220,481
Trademarks	185,000	185,000
Other intangible assets, net	29,720	39,089
Other assets	24,490	22,712
Receivables from securitization interests	—	76,434
Deferred tax assets — noncurrent	15,970	88,150

Total Assets	$855,910	$1,153,236

Trade accounts payable	$40,092	$35,550
Bank overdraft	13,622	15,729
Accrued expenses	100,460	99,570
Current liabilities related to securitization note	41,380	56,616
Short-term borrowings	—	—
Current portion of long-term debt	8,000	24,000

Total Current Liabilities	203,554	231,465
Deferred rent obligations	18,935	7,221
Unfavorable lease obligations, net	4,679	5,493
Long-term debt	266,500	274,500
Non-current liabilities related to securitization note	—	68,791
Other non-current liabilities	270	—
Pension and other post-retirement benefit liabilities	15,331	20,746

Total Liabilities	509,269	608,216
Commitments and Contingencies
Common stock:
Eddie Bauer Holdings, Inc. $0.01 par value, 100 million shares authorized;	303	300
30,309,931 and 29,991,684 shares issued and outstanding as of December 30, 2006 and December 31, 2005, respectively Treasury stock, at cost	(157)	(157)
Additional paid-in capital	578,402	568,205
Accumulated deficit	(234,771)	(22,788)
Accumulated other comprehensive income (loss), net of taxes of $1,759 and ($270), respectively	2,864	(540)

Total Stockholders’ Equity	346,641	545,020

Total Liabilities and Stockholders’ Equity	$855,910	$1,153,236

Consolidated and Combined Statements of Operations
Unaudited ($ in thousands, except earnings per share)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months	Three Months		Six Months	Six Months
	Ended	Ended		Ended	Ended
	December 30,	December 31,		December 31,	July 2,
	2006	2005	Fiscal 2006	2005	2005
Net sales and other revenues	$381,919	$376,372	$1,013,447	$593,711	$465,723
Revenue from Spiegel-affiliated parties	—	—	—	—	—

Total revenues	381,919	376,372	1,013,447	593,711	465,723
Costs of sales, including buying and occupancy	200,745	198,971	603,171	337,318	259,536
Impairment of indefinite-lived intangible assets	—	40,000	117,584	40,000	—
Selling, general and administrative expenses	129,098	124,890	411,300	214,125	185,225

Total operating expenses	329,843	363,861	1,132,055	591,443	444,761
Operating income (loss)	52,076	12,511	(118,608)	2,268	20,962
Interest expense	7,480	5,807	26,928	11,064	761
Other income	941	1,360	3,031	1,919	—
Equity in earnings (losses) of foreign joint ventures	(1,083)	729	(3,413)	174	(95)

Income (loss) from continuing operations before reorganization items and income tax expense (benefit)	44,454	8,793	(145,918)	(6,703)	20,106
Gain on discharge of liabilities	—	—	—	—	(107,559)
Reorganization costs and expenses, net	—	—	—	—	13,686

Income (loss) from continuing operations before income tax expense	44,454	8,793	(145,918)	(6,703)	113,979
Income tax expense (benefit)	(18,699)	20,435	65,531	14,645	50,402

Income (loss) from continuing operations	63,153	(11,642)	(211,449)	(21,348)	63,577
Income (loss) from discontinued operations (net of income tax expense)	—	(1,153)	(534)	(1,440)	(2,661)
Net income (loss)	$63,153	$(12,795)	$(211,983)	$(22,788)	$60,916

Income (loss) per basic and diluted share:
Income (loss) from continuing operations per share	$2.11	$(0.39)	$(7.04)	$(0.71)	n/a
Loss from discontinued operations per share	—	(0.04)	(0.02)	(0.05)	n/a

Net income (loss) per share	$2.11	$(0.43)	$(7.06)	$(0.76)	n/a
Weighted average shares used to compute income (loss) per share:
Basic	30,058,311	29,991,684	30,012,896	29,995,092	n/a
Diluted	30,058,311	29,991,684	30,012,896	29,995,092	n/a

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
Unaudited ($ in thousands)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months	Three Months		Six Months	Six Months
	Ended	Ended		Ended	Ended
	December 30,	December 31,		December 31,	July 2,
	2006	2005	Fiscal 2006	2005	2005
Income (loss) from continuing operations before reorganization items and income tax expense (benefit)	$44,454	$8,793	$(145,918)	$(6,703)	$20,106
Interest expense	7,480	5,807	26,928	11,064	761
Impairment of indefinite-lived intangible assets	—	40,000	117,584	40,000	—
Depreciation and amortization	14,089	13,549	54,706	26,306	16,171

EBITDA	$66,023	$68,149	$53,300	$70,667	$37,038